Exhibit 99.1

Certification

Pursuant to 18 U.S.C. ss. 1350, the undersigned officer of Mission Broadcasting of Wichita Falls, Inc. (the “Company”), hereby certifies that the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2002 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 28, 2003	/S/ DAVID S. SMITH
David S. Smith
President and Treasurer (principal executive officer and principal financial and accounting officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. ss. 1350 and is not being filed as part of the Report or as a separate disclosure document.